NEWS

COLUMBIA LABORATORIES ANNOUNCES LEADERSHIP CHANGES

Frank Condella appointed as interim chief executive officer; Robert Mills assumes the role of president and chief operating officer

LIVINGSTON, NJ, DECEMBER 14, 2009 – Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced the appointment of Frank C. Condella, Jr. as interim chief executive officer.  Mr. Condella, who has served on Columbia’s board of directors since March of this year, will begin serving as chief executive officer effective December 15. He will continue to focus on strategic partnership opportunities for the Company’s product, PROCHIEVE® 8% (progesterone vaginal gel), which is currently being studied for the prevention of preterm birth in women with a short cervix at mid-pregnancy. Robert S. Mills will continue to serve on the management team as president and chief operating officer.  Messrs. Condella and Mills will also continue to be members of the board of directors.

“The board is delighted to have Frank assume this leadership role, as he brings with him many years of management experience at both small and large specialty pharmaceutical companies - particularly ones with drug delivery and formulation expertise,” said Stephen G. Kasnet, chairman of the board of directors.  “We are also pleased that Bob has agreed to refocus his talents on the Company’s operations; having previously served as chief operating officer, he is ideally suited for this position.  Under their leadership, the Company will remain committed to developing innovative products for women’s healthcare and endocrine-related conditions and working to maximize their potential in the marketplace.”

In addition to his position at Columbia Laboratories, Mr. Condella currently serves on the board of directors at SkyePharma plc as chairman-elect and as a director on the board of directors at Fulcrum Pharma plc.  Mr. Condella also served as chief executive officer of SkyePharma from 2006 to 2008.  Previously, he was president of European Operations at IVAX, chief executive officer of Faulding Pharmaceutical Co., vice president of the Specialty Care Products at Roche and vice president and General Manager of the Lederle unit of American Home Products.  Mr. Condella holds a BS in Pharmacy and an MBA from Northeastern University.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an ART treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT®, and PROCHIEVE® 4% to foreign and U.S. markets.  The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.  For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to update any forward-looking statements.

CRINONE®, PROCHIEVE®, and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

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Columbia Laboratories, Inc.
Lawrence A. Gyenes
Senior Vice President, Chief Financial & Treasurer
(973) 486-8860

Melody A. Carey
Rx Communications Group, LLC
(917) 322-2571